Exhibit 99.1

ImmunityBio and NantKwest Complete Merger

Creates Leading Immunotherapy and Cell Therapy Company

CULVER CITY & EL SEGUNDO, Calif., March 9, 2021 — ImmunityBio, Inc. and NantKwest, Inc. (NASDAQ: NK) today announced the completion of their previously announced 100% stock-for-stock merger. This follows the satisfaction of all customary closing conditions, including approval of the merger by a majority of unaffiliated shareholders of NantKwest at its Special Meeting held on March 8, 2021. The combined company will operate under the name ImmunityBio, Inc. (“ImmunityBio”) and its shares of common stock will commence trading on NASDAQ on March 10, 2021 under the new ticker “IBRX.”

“ImmunityBio is the culmination of a decades-long quest to orchestrate natural killer cells and T cells to induce what we call ‘immunogenic cell death’. By integrating novel immunotherapy molecules with a state-of-the-art natural killer cell therapy and viral vectors, we are now in the position to transform treatments for patients afflicted with cancer and infectious diseases by activating the host immune system,” said Patrick Soon-Shiong, M.D., Executive Chairman of the ImmunityBio Board. “With the merger complete, ImmunityBio has the scale that will allow us to advance our development of more novel therapies in oncology and infectious diseases, and accelerate work on our unique COVID-19 vaccine, which we believe is key to creating long-term immunity to the SARS-CoV-2 virus.”

“We are excited to bring together these innovative organizations and talented teams to create a leading immunotherapy and cell therapy company,” said Rich Adcock, Chief Executive Officer of ImmunityBio. “Together we expect to deliver important new treatments for patients, as we leverage our best-in-class platforms, expertise and resources to further accelerate our pipeline. We believe that our teams are prepared to seamlessly execute our go-forward strategy. We are excited to deliver on our mission on behalf of our shareholders, partners, and other stakeholders.”

Transaction Details

Pursuant to the merger, the former stockholders of ImmunityBio are entitled to receive 0.8190 of a share of NantKwest common stock for each outstanding share of ImmunityBio common stock that they held immediately prior to the merger. Former ImmunityBio stockholders should contact American Stock Transfer & Trust Company, LLC, the exchange agent for the transaction, by calling toll-free at (877) 248-6417 or at (718) 921-8317, if they have any questions regarding the consideration to which they are entitled.

About ImmunityBio

ImmunityBio, Inc. (NASDAQ: IBRX) is a late-clinical-stage immunotherapy company developing next-generation therapies that drive immunogenic mechanisms for defeating cancers and infectious diseases. The company’s immunotherapy platform activates both the innate (natural killer cell and macrophage) and adaptive (T cell) immune systems to create long-term “immunological memory.”

ImmunityBio’s platform is based on the foundation of four separate modalities: Antibody cytokine fusion proteins, synthetic immunomodulators, second-generation human adenovirus (hAd5) and yeast vaccine technologies, and state-of-the-art, off-the-shelf natural killer cells, including autologous and allogenic cytokine-enhanced memory NK cells.

The company has an unparalleled immunotherapy clinical pipeline of over 40 clinical trials in Phase 1, 2, 3 development across 19 indications in solid and liquid cancers and infectious diseases. ImmunityBio has an expansive clinical-stage pipeline and intellectual property portfolio with 17 first-in-human antibody cytokine fusion proteins, chemo immuno-modulators, vaccine vectors, and cell therapies in 25 Phase II to III clinical trials. Anktiva™ (ImmunityBio’s lead cytokine infusion protein) is a novel interleukin-15 (IL-15) superagonist complex and has received Breakthrough Therapy and Fast Track Designations from the U.S. Food and Drug Administration (FDA) for BCG-unresponsive CIS non-muscle invasive bladder cancer (NMIBC).

ImmunityBio is the leading producer of cryopreserved and clinical dose forms of off-the-shelf natural killer (NK) cell therapies. The company has established GMP manufacturing capacity at scale with cutting-edge cell manufacturing expertise, ready-to-scale facilities, extensive and seasoned R&D, clinical trial, and regulatory operations and development teams. For more information, please visit: www.immunitybio.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues”, “could”, “estimates,” “expects,” “intends,” “may,” “plans,” “potential”, “predicts”, “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. These forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of ImmunityBio’s management as well as assumptions made by and information currently available to ImmunityBio. Such statements reflect the current views of ImmunityBio with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about ImmunityBio, including, without limitation, (i) potential adverse effects or changes to relationships with employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger, (iii) unexpected costs, charges or expenses resulting from the merger, (iv) uncertainty of the expected financial performance of the combined company following completion of the merger, including the possibility that the expected synergies and value creation from the merger will not be realized or will not be realized within the expected time period, (v) the ability of ImmunityBio to continue its planned preclinical and clinical development of its development programs, and the timing and success of any such continued preclinical and clinical development and planned regulatory submissions, (vi) inability to retain and hire key personnel, and (vii) the unknown future impact of the COVID-19 pandemic delay on certain clinical trial milestones and/or ImmunityBio’s operations or operating expenses. More details about these and other risks that may impact ImmunityBio’s business are described under the heading “Risk Factors” in NantKwest’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and in subsequent filings made by ImmunityBio with the SEC, which are available on the SEC’s website at www.sec.gov. ImmunityBio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. ImmunityBio does not undertake any duty to update any forward-looking statement or other information in this press release, except to the extent required by law.

Contacts

Investors

Sarah Singleton

ImmunityBio

844-696-5235, Option 5

Media

Amy Jobe, Ph.D.

LifeSci Communications

315-879-8192

ajobe@lifescicomms.com